Exhibit 99

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Kelly Pasterick	Michael E. Belwood
(212) 836-2674	(812) 604-0530

Alcoa to Close or Curtail

531,000 Metric Tons of Smelting Capacity

12 Percent Reduction in System Capacity will improve cost position and competitiveness

NEW YORK — Jan. 5, 2012 — Alcoa (NYSE: AA) announced today that it intends to close or curtail approximately 531,000 metric tons, or 12 percent of its global smelting capacity, to lower the Company’s position on the global aluminum cost curve and improve Alcoa’s competitiveness.

The Company will permanently close its smelter in Alcoa, Tennessee, which was curtailed in 2009, along with two of the six idled potlines at its Rockdale, Texas smelter. Together, these closures will reduce Alcoa’s global smelting capacity of 4.5 million metric tons per year by 291,000 metric tons, or about 7 percent.

The curtailments, to be announced in the near future, will reduce Alcoa’s global smelting capacity by an additional 240,000 metric tons, or about 5 percent.

“These are difficult but necessary steps to improve Alcoa’s competitiveness, preserve and grow shareholder value and protect jobs in the rest of the Alcoa system,” said Alcoa Chairman and CEO Klaus Kleinfeld.

Aluminum prices have fallen more than 27 percent from their peak in 2011. In addition to the curtailments, the Company will accelerate actions to reduce the escalating cost of raw materials.

Kleinfeld added that Alcoa will work with all affected communities to explore ways to redevelop closed facilities and will consult with employees and work unions/councils impacted by curtailments. “We recognize our responsibility to the people and communities of the affected facilities,” he said.

The curtailments are expected to be complete by the first half of 2012. Alcoa’s alumina production will be reduced across the global refining system to reflect the final curtailments in smelting as well as prevailing market conditions. The curtailments will contribute to the Company’s long-term goal of lowering Alcoa’s position on the world aluminum production cost curve by 10 percentage points.

Total restructuring-related charges for fourth quarter 2011, principally composed of the above actions, are expected to be between $155 million and $165 million after-tax, or $0.15 to $0.16 per share, of which approximately 60 percent is non-cash.

About Alcoa

Alcoa is the world’s leading producer of primary and fabricated aluminum, as well as the world’s largest miner of bauxite and refiner of alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics and industrial markets over the past 120 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based super alloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for 10 consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 61,000 people in 31 countries across the world. More information can be found at www.alcoa.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “estimates,” “expects,” “goal,” “plans,” “should,” “will” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, forecasts concerning global demand for aluminum or other trend projections, anticipated financial results or operating performance, and statements about Alcoa’s strategies, goals, targets, outlook and business and financial prospects. Forward-looking statements are subject to a number of known and unknown risks, uncertainties, and other factors and are not guarantees of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum, alumina and other products; (b) deterioration in global economic or financial market conditions generally; (c) unfavorable changes in the end markets served by Alcoa, including automotive, aerospace, building and construction, distribution, packaging, and industrial gas turbine markets; (d) Alcoa’s inability to mitigate impacts from increases in energy costs or the costs of other raw materials, including aluminum fluoride, calcined petroleum coke, cathodes, anodes, caustic soda or liquid pitch; (e) Alcoa’s inability to achieve the level of cost savings, improvement in profitability and margins, revenue growth, cash generation, fiscal discipline, or strengthening of operations (including moving its smelting and refining businesses down on the industry cost curve and increasing revenues in its Flat-Rolled Products and Engineered Products and Solutions segments) anticipated from its restructuring programs, productivity improvement, cash sustainability and other initiatives; (f) political, economic, and regulatory risks in the countries in which Alcoa operates or sells products, including the impact of changes in foreign currency exchange rates on costs and results, and unfavorable changes in laws and governmental policies, civil unrest, and other events beyond Alcoa’s control; (g) the outcome of contingencies, including legal proceedings, government investigations, and environmental remediation; and (h) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2010, Forms 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.